Exhibit 10.45

FINAL

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into on the 18th day of December, 2004, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and JOHN BONDE (the “Executive”). CSGS and Systems collectively are referred to in this Employment Agreement as the “Companies”.

* * *

WHEREAS, Systems is a wholly-owned subsidiary of CSGS; and

WHEREAS, the Companies desire to employ the Executive as their President and Chief Operating Officer; and

WHEREAS, the Executive desires to accept such employment upon the terms set forth in this agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. Employment and Duties. Each of the Companies hereby employs the Executive as its President and its Chief Operating Officer throughout the term of this agreement and agrees to cause the Executive from time to time to be elected or appointed to such corporate offices or positions. The duties and responsibilities of the Executive shall include the duties and responsibilities of the President and Chief Operating Officer which are set forth in the respective bylaws of the Companies from time to time, overall responsibility for the day-to-day operations of the Companies, and such other duties and responsibilities consistent with the Executive’s corporate offices and positions and this agreement which the Board of Directors of CSGS (the “Board”) or the Chief Executive Officer of CSGS from time to time may assign to the Executive. If the Executive is elected or appointed as a director of CSGS or Systems or as an officer or director of any of the respective subsidiaries of the Companies during the term of this agreement, then he also shall serve in such capacity or capacities but without additional compensation.

2. Term. The term of this agreement shall begin on January 1, 2005, and shall continue thereafter for a period of two (2) years through December 31, 2006, unless the Executive’s employment under this agreement is sooner terminated in accordance with this agreement. Thereafter, this Agreement shall automatically renew on a month-to-month basis unless either party gives thirty (30) days prior written notice to the other party.

3. Place of Employment. Regardless of the location of the executive offices of the Companies during the term of this agreement, the Companies shall maintain a suitably staffed office for the Executive in the Denver, Colorado, metropolitan area during the term of this agreement; and the Executive will not be required without his consent to relocate or transfer his executive office or principal personal residence from the immediate vicinity of the Denver, Colorado, metropolitan area. The Executive shall relocate his and his spouse’s principal personal residence to the Denver, Colorado, metropolitan area not later than March 31, 2005; and the Companies shall pay or reimburse the Executive for the reasonable costs of such relocation in accordance with the current employee relocation expense policies and practices of the Companies for its senior executives (except that the Companies shall not be required to pay any expenses associated with selling or maintaining any of the Executive’s current residences), together with an income tax gross-up payment where applicable.

4. Base Salary. For all services to be rendered by the Executive pursuant to this agreement, the Companies agree to pay the Executive during the term of this agreement a base salary (the “Base Salary”) at an annual rate of Five Hundred Fifty Thousand Dollars ($550,000.00). The Executive’s annual incentive bonus provided for in Paragraph 5 and all other compensation and benefits to which the Executive is or may become entitled pursuant to this agreement or under any plans or programs of the Companies shall be in addition to the Base Salary.

5. Annual Incentive Bonus. As soon as practicable after the execution of this agreement, the Board shall establish an incentive bonus program for the Executive for 2005, which may be part of the 2005 incentive bonus program established by the Companies for its senior executives. Such incentive bonus program shall be in written form, and the Companies shall provide a copy of such incentive bonus program to the Executive promptly after it is established. The same procedure shall be followed for 2006. The Executive and the Companies understand and acknowledge that, among other things, such incentive bonus program will involve achievement by the Companies of various financial objectives, which may include but are not limited to revenues and earnings, and also may include achievement by the Companies or the Executive of various non-financial objectives consistent with the Executive’s corporate offices and positions. Such incentive bonus program shall provide the opportunity for the Executive to earn an incentive bonus of not less than one hundred percent (100%) of his Base Salary if the agreed upon objectives for 2005 and 2006, respectively, are fully achieved.

6. Expenses. During the term of this agreement, the Executive shall be entitled to prompt reimbursement by the Companies of all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive (in accordance with the policies and procedures established by the Companies for their respective senior executive officers) in the performance of his duties and responsibilities under this agreement; provided, that the Executive shall properly account for such expenses in accordance with the policies and procedures of the Companies, which may include but are not limited to itemized accountings.

7. Other Benefits. During the term of this agreement, the Companies shall provide to the Executive and his eligible dependents at the expense of the Companies individual or group medical, hospital, dental, and long-term disability insurance coverages and group life insurance coverage, in each case at least as favorable as those coverages which are provided to the other senior executives of the Companies. During the term of this agreement, the Executive shall be entitled to receive a monthly automobile allowance from the Companies in the amount of Eight Hundred Dollars ($800.00) and to financial and tax planning services in accordance with the current policies and practices of the Companies for its senior executives. During the term of this agreement, the Companies shall pay an initiation fee and the monthly dues and assessments necessary to provide and maintain for the Executive a social membership in a country club or social club in the Denver, Colorado, metropolitan area selected by the Executive; usage charges (such as but not limited to charges for meals) imposed by such club shall be paid or reimbursed to the Executive to the extent they fall within the scope of Paragraph 6 and shall be paid by the Executive without right of reimbursement to the extent they are personal in nature. During the term of this agreement, the Executive also shall be entitled to participate in such other benefit plans or programs which the Companies from time to time may make available to their employees generally (except such programs, such as the 1996 Employee Stock Purchase Plan of CSGS, in which executive officers of CSGS are not eligible to participate because of securities law restrictions). The Stock Incentive Plans of CSGS are administered by the Compensation Committee of the Board, and such Committee has sole authority to make grants to the Executive under such Plans. The Companies agree that (i) promptly after the Executive commences his employment with the Companies pursuant to this agreement, the Committee shall grant to the Executive a restricted stock award under the 1996 Stock Incentive Plan of CSGS covering 75,000 shares of the Common Stock of CSGS, (ii) if the Executive is employed by the Companies on July 1, 2005, the Committee shall grant to the Executive an additional restricted stock award under such Plan covering 75,000 shares of the Common Stock of CSGS, and (iii) if the Executive is employed by the Companies on December 31, 2005, the Committee shall grant to the Executive an additional restricted stock award under such Plan covering 50,000 shares of the Common Stock of CSGS. The vesting of the shares covered by such restricted stock awards will be at the rate of 25% of the shares covered by an award on each of the first four anniversaries of the award date if the Executive is then employed by the Companies but with the immediate vesting of any unvested shares covered by such restricted stock awards upon a Change of Control; however, such grants and their respective vesting schedules will not in any way obligate the Companies to continue the employment of the Executive in any capacity or for any particular period of time or be deemed to extend the term of this agreement.

8. Vacations and Holidays. During the term of this agreement, the Executive shall be entitled to paid vacations and holidays in accordance with the policies of the Companies in effect from time to time for their respective senior executive officers, but in no event shall the Executive be entitled to less than four (4) weeks of vacation during each calendar year.

9. Full-Time Efforts and Other Activities. During the term of this agreement, to the best of his ability and using all of his personal skills, the Executive shall devote substantially all of his working time and efforts during the normal business hours of the Companies to the business and affairs of the Companies and to the diligent and faithful performance of the duties and responsibilities assigned to him by or pursuant to this agreement, except for vacations, holidays, and sick days. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities, to service on the governing bodies or committees of trade associations or similar organizations of which either or both of the Companies are members, and, with the prior approval of the Board or the Chief Executive Officer of CSGS, to service as a director of other corporations and to other types of activities not expressly mentioned in this paragraph, so long as the activities referred to in this sentence do not materially interfere with the proper performance of the Executive’s duties and responsibilities under this agreement. The Executive also shall be free to manage and invest his assets in such manner as will not require any substantial services by the Executive in the conduct of the businesses or affairs of the entities or in the management of the properties in which such investments are made, so long as such activities do not materially interfere with the proper performance of the Executive’s duties and responsibilities under this agreement.

10. Termination of Employment.

(a) Termination Because of Death. The Executive’s employment by the Companies under this agreement shall terminate upon his death. If the Executive’s employment under this agreement terminates because of his death, then the Executive’s estate or his beneficiaries (as the case may be) shall be entitled to receive the following compensation and benefits from the Companies:

(i)	The Base Salary through the date of the Executive’s death;

(ii)	A pro rata portion of the Executive’s annual incentive bonus for the calendar year in which his death occurs (computed as if the Executive were employed by the Companies throughout such calendar year), based upon the number of days in such calendar year elapsed through the date of the Executive’s death as a proportion of 365, to be paid at the same time that such incentive bonus would have been paid had the Executive’s death not occurred, and provided further that the Executive need not be employed by the companies on the date any such annual incentive bonus is paid in order to earn the annual incentive bonus, if any;

(iii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the date of the Executive’s death; and

(iv)	Any other benefits payable by reason of the Executive’s death, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the date of the Executive’s death.

(b) Termination Because of Disability. If the Executive becomes unable by reason of physical injury, disease, or mental illness to substantially perform his duties and responsibilities under this agreement for a continuous period of six (6) months or more or for more than one hundred eighty (180) days in the aggregate (whether or not consecutive) during the term of this agreement, then at any time after the elapse of such six-month period or such 180 days, as the case may be, the Board may terminate the Executive’s employment by the Companies under this agreement. If the Executive’s employment under this agreement is terminated by the Board because of such disability on the part of the Executive, then the Executive shall be entitled to receive the following compensation and benefits from the Companies:

(i)	The Base Salary through the effective date of such termination;

(ii)	A pro rata portion of the Executive’s annual incentive bonus for the calendar year in which such termination occurs (computed as if the Executive were employed by the Companies throughout such calendar year), based upon the number of days in such calendar year elapsed through the effective date of such termination as a proportion of 365, to be paid at the same time that such incentive bonus would have been paid if such termination had not occurred, and provided further that the Executive need not be employed by the companies on the date any such annual incentive bonus is paid in order to earn the annual incentive bonus, if any;

(iii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination;

(iv)	Continued participation in the following benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the effective date of such termination, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of the cessation of such disability, the Executive’s death, the Executive’s attainment of age sixty-five (65), or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive:

(1)	Group medical and hospital insurance,

(2)	Group dental insurance,

(3)	Group life insurance, and

(4)	Group long-term disability insurance;

and

(v)	Any other benefits payable by reason of the Executive’s disability, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.

For purposes of this subparagraph (b), decisions with respect to the Executive’s disability shall be made by the Board, using its reasonable good faith judgment; and, in making any such decision, the Board shall be entitled to rely upon the opinion of a duly licensed and qualified physician selected by a majority of the members of the Board who are not employees of either of the Companies or any of their respective subsidiaries.

(c) Termination for Cause. The Board may terminate the Executive’s employment by the Companies under this agreement for cause; however, for purposes of this agreement “cause” shall mean only (i) the Executive’s confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) the Executive’s certification of materially inaccurate financial or other information pertaining to the Companies with actual knowledge of such inaccuracies on the part of the Executive, (iii) the Executive’s refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Companies unless such refusal or willful failure is based upon a written direction of the Board or the written advice of counsel, (iv) the Executive’s excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without a reasonable justification and failure on the part of the Executive to cure such absenteeism within twenty (20) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSG’s setting forth the particulars of such absenteeism, (v) material violation by the Executive of the provisions of Paragraph 11, (vi) habitual and material negligence by the Executive in the performance of his duties and responsibilities under or pursuant to this agreement and failure on the part of the Executive to cure such negligence within twenty (20) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSGS setting forth in reasonable detail the particulars of such negligence, (vii) material non-compliance by the Executive with his obligations under Paragraph 9 and failure to correct such non-compliance within twenty (20) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSGS setting forth in reasonable detail the particulars of such non-compliance, (viii) material failure by the Executive to comply with a lawful directive of the Board or the Chief Executive Officer of CSGS and failure to cure such non-compliance within twenty (20) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSGS setting forth in reasonable detail the particulars of such non-compliance, (ix) a material breach by the Executive of any of his fiduciary duties to the Companies and, if such breach is curable, the Executive’s failure to cure such breach within twenty (20) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSGS setting forth in reasonable detail the particulars of such breach, or. In no event shall the results of operations of the Companies or any business judgment made in good faith by the Executive constitute an independent basis for termination for cause of the Executive’s employment under this agreement. Any termination of the Executive’s employment for cause must be authorized by a majority vote of the Board taken not later than six (6) months after any member of the Board (other than the Executive) has actual knowledge of the occurrence of the event or conduct constituting the cause for such termination. If the Executive’s employment under this agreement is terminated by the Board for cause, then the Executive shall be entitled to receive only the following compensation and benefits from the Companies:

(i)	The Base Salary through the effective date of such termination;

(ii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination; and

(iii)	Any other benefits payable to the Executive upon his termination for cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.

(d) Termination Without Cause Prior to a Change of Control. If, prior to the occurrence of a Change of Control, the Companies terminate the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive the following compensation, benefits, and other payments from the Companies:

(i)	If the effective date of such termination is during 2005, the Base Salary through December 31, 2006, and if the effective date of such termination is during or after 2006, the Base Salary through that date which is one (1) year after the effective date of such termination, such Base Salary to be paid at the same times that the Base Salary would have been paid if such termination had not occurred (the date through which the Base Salary is to be paid pursuant to this subparagraph (d)(i) being referred to as the “Ending Date”); provided, that if the Executive commences employment with another employer, whether as an employee or as a consultant, prior to the Ending Date (for purposes of this Paragraph 10, the “Other Employment”), then such payments of the Base Salary shall be reduced from time to time by the aggregate amount of salary, cash bonus, and consulting fees received or receivable by the Executive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date;

(ii)	A pro rata portion of the Executive’s annual incentive bonus for the calendar year in which such termination occurs (computed as if the Executive were employed by the Companies throughout such calendar year), based upon the number of days in such calendar elapsed through the effective date of such termination as a proportion of 365, to be paid at the same time that such incentive bonus would have been paid if such termination had not occurred, and provided further that the Executive need not be employed by the companies on the date any such annual incentive bonus is paid in order to earn the annual incentive bonus, if any;

(iii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination;

(iv)	Continued participation in the following benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the effective date of such termination, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of the Ending Date or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive:

(1)	Group medical and hospital insurance,

(2)	Group dental insurance,

(3)	Group life insurance, and

(4)	Group long-term disability insurance;

and

(v)	Any other benefits payable to the Executive upon his termination without cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.

(e) Termination Without Cause After a Change of Control. If, after the occurrence of a Change of Control, the Companies or any Permitted Assignee terminates the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive from the Companies and the Permitted Assignee, if any (all of whom shall be jointly and severally liable therefor), all of the compensation, benefits, and other payments from the Companies which are described and provided for in subparagraph (d) of this Paragraph 10 (as modified by this subparagraph (e)); provided, however, that for purposes of this subparagraph (e) the aggregate Base Salary payable under subparagraph (d)(i) (as modified by this subparagraph (e)) for all periods through the Ending Date shall be paid to the Executive in a lump sum without regard to Other Employment not later than thirty (30) days after the effective date of such termination, and provided further that the annual incentive bonus payable under subparagraph (d)(ii) (as modified by this subparagraph (e)) shall be 100% of Executive’s annual incentive bonus and shall not be pro rated

(f) Constructive Termination. If at any time during the term of this agreement the Board, the Chief Executive Officer of CSGS, or a Permitted Assignee (i) materially alters the duties and responsibilities of the Executive provided for in Paragraph 1, (ii) assigns to the Executive duties and responsibilities materially inappropriate for the President and Chief Operating Officer of the Companies without the Executive’s written consent, (iii) materially reduces the Executive’s Base Salary from the amount of Base Salary in effect immediately prior to such reduction, (iv) without the Executive’s written consent, relocates the Executive’s executive office or principal personal residence in violation of Paragraph 3 of this agreement, (v) or is in material breach of this Agreement, then, at the election of the Executive (such election to be made by written notice from the Executive to the Board or the Permitted Assignee, as may be appropriate in the circumstances), (x) such action by the Board, the Chief Executive Officer of CSGS, or such Permitted Assignee shall constitute a constructive termination of the Executive’s employment by the Companies for a reason other than cause (the “Constructive Termination”), (y) the Executive thereupon may resign from his offices and positions with the Companies and shall not be obligated to perform any further services of any kind to or for the Companies, and (z) the Executive shall be entitled to receive from the Companies (and the Permitted Assignee, if applicable) at the applicable times all of the compensation, benefits, and other payments described in subparagraph (d) or subparagraph (e) of this Paragraph 10 (whichever may be applicable), as if the effective date of the Executive’s resignation were the effective date of his termination of employment for purposes of determining such compensation, benefits, and other payments. Notwithstanding the foregoing provisions of this subparagraph (f), before exercising any of his rights pursuant to the preceding sentence, the Executive shall give written notice to the Board of CSGS setting forth the Executive’s intent to exercise such rights and specifying the Constructive Termination which the Executive claims to be the basis for such intended exercise; and the Companies shall have twenty (20) days after the Board has received such notice to take such actions, if any, as the Companies may deem appropriate to eliminate such claimed Constructive Termination (without thereby admitting that a Constructive Termination had occurred). If the Companies so act to eliminate such claimed Constructive Termination, then the Executive shall not have any rights under this subparagraph (f) with respect to such claimed Constructive Termination.

(g) Voluntary Resignation. If the Executive voluntarily resigns as an employee of the Companies at any time during the term of this agreement and thereby voluntarily terminates his employment under this agreement and if none of subparagraphs (a) through (f) of this Paragraph 10 is applicable to such termination, then the Executive shall be entitled to receive only the following compensation, benefits, and other payments from the Companies:

(i)	The Base Salary through the effective date of such voluntary resignation;

(ii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such voluntary resignation;

(iii)	If (and only if) the Executive’s voluntary resignation is effective on December 31 of a particular calendar year, the Executive’s annual incentive bonus (if any) for such calendar year, to be paid in accordance with the regular schedule for its payment; and

(iv)	Any other benefits payable to the Executive upon his voluntary resignation, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such voluntary resignation.

The Executive understands and agrees that if this subparagraph (g) is applicable to the termination of the Executive’s employment with the Companies, then, unless his voluntary resignation is effective on December 31 of a particular calendar year, the Executive will not be entitled to any annual incentive bonus for the calendar year in which his voluntary resignation becomes effective.

(h) Liquidated Damages. The Executive agrees to accept the compensation, benefits, and other payments provided for in subparagraph (d), subparagraph (e), or subparagraph (f) of this Paragraph 10, as the case may be, as full and complete liquidated damages for any breach of this agreement resulting from the actual or constructive termination by the Companies of the Executive’s employment under this agreement for a reason other than cause or the Executive’s death or disability; and the Executive shall not have and hereby waives and relinquishes any other rights or claims in respect of such breach.

(i) Notice of Other Employment and of Benefits. The Executive promptly shall notify the Companies in writing of (i) his acceptance of the Other Employment referred to in subparagraph (d) of this Paragraph 10, (ii) the effective date of such Other Employment, and (iii) the amount of salary, cash bonus, and consulting fees which the Executive receives or is entitled to receive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date. Whenever relevant for purposes of this Paragraph 10, the Executive also promptly shall notify the Companies of his receipt from another employer of any benefits of the types referred to in subparagraphs (b)(iv) and (d)(iv) of this Paragraph 10. Such information shall be updated by the Executive whenever necessary to keep the Companies informed on a current basis.

(j) Modification of Benefit Plans or Programs. Except as otherwise expressly set forth in this agreement, nothing contained in this Paragraph 10 shall obligate the Companies to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan or program referred to in subparagraph (b)(iv) or (d)(iv) of this Paragraph 10 so long as such actions are similarly applicable to senior executives of the Companies generally.

(k) Rights of Estate. If the Executive dies prior to his receipt of all of the cash payments to which he may be entitled pursuant to subparagraph (b), (c), (d), (e), (f), or (g) of this Paragraph 10 if any such subparagraph becomes applicable, then the unpaid portion of such cash payments shall be paid by the Companies to the personal representative of the Executive’s estate at the same time or times that the payments would have been made to the Executive if he still were living.

(l) Excess Parachute Payments. If any of the payments required to be made to the Executive pursuant to subparagraph (d), (e), or (f) of this Paragraph 10 constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder, and the Executive becomes liable for any excise tax on such “excess parachute payments” and any interest or penalties thereon (such excise tax, interest, and penalties, collectively, the “Tax Penalties”), then the Companies (and the Permitted Assignee, if applicable) promptly shall make a cash payment (the “Additional Payment”) to the Executive in an amount equal to the Tax Penalties. The Companies also promptly shall make an additional cash payment to the Executive in an amount rounded to the nearest $100.00 which is equal to any additional income, excise, and other taxes (using the individual tax rates applicable to the Executive for the year for which such Tax Penalties are owed) for which the Executive will be liable as a result of the Executive’s receipt of the Additional Payment (the additional cash payment provided for in this sentence being referred to as a “Gross-Up Payment”). In addition, the Executive shall be entitled to promptly receive from the Companies (and the Permitted Assignee, if applicable) a further Gross-Up Payment in respect of each prior Gross-Up Payment until the amount of the last Gross-Up Payment is less than $100.00.

11. Nondisclosure. During the term of this agreement and thereafter, the Executive shall not, without the prior written consent of the Board or a person (other than the Executive) so authorized by the Board, disclose or use for any purpose (except in the course of his employment under this agreement and in furtherance of the business of the Companies or any of their respective subsidiaries) any confidential information, trade secrets, or proprietary data of the Companies or any of their respective subsidiaries (collectively, for purposes of this agreement, “Confidential Information”); provided, however, that Confidential Information shall not include any information then known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Companies or their respective subsidiaries, as the case may be.

12. Successors and Assigns. This agreement and all rights under this agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors, and assigns. This agreement is personal in nature, and none of the parties to this agreement shall, without the written consent of the others, assign or transfer this agreement or any right or obligation under this agreement to any other person or entity, except as permitted by Paragraph 14.

13. Notices. For purposes of this agreement, notices and other communications provided for in this agreement shall be deemed to be properly given if delivered personally or sent either by next-business-day prepaid express delivery by a recognized national express delivery service or by United States certified mail, return receipt requested, postage prepaid, in either case addressed as follows:

If to the Executive:	John Bonde

c/o CSG Systems, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111

If to the Companies:	CSG Systems International, Inc.
and CSG Systems, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111
Attn: Chief Executive Officer

With a copy to the General Counsel
of the Companies,

or to such other address as either party may have furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective only upon receipt.

14. Merger, Consolidation, Sale of Assets. In the event of (a) a merger of Systems with another corporation (other than CSGS) in a transaction in which Systems is not the surviving corporation, (b) the consolidation of Systems into a new corporation resulting from such consolidation, (c) the sale or other disposition of all or substantially all of the assets of Systems, the Companies may assign this agreement and all of the rights and obligations of the Companies under this agreement to the surviving, resulting, or acquiring entity (for purposes of this agreement, a “Permitted Assignee”); provided, that such surviving, resulting, or acquiring entity shall in writing assume and agree to perform all of the obligations of the Companies under this agreement; and provided further, that the Companies shall remain jointly and severally liable for the performance of the obligations of the Companies under this agreement in the event of a failure of the Permitted Assignee to perform its obligations under this agreement.

15. Change of Control. For purposes of this agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(a)	CSGS is merged or consolidated into another corporation, and immediately after such merger or consolidation becomes effective the holders of a majority of the outstanding shares of voting capital stock of CSGS immediately prior to the effectiveness of such merger or consolidation do not own (directly or indirectly) a majority of the outstanding shares of voting capital stock of the surviving or resulting corporation in such merger or consolidation;

(b)	any person, entity, or group of persons within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules promulgated thereunder becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of the outstanding voting capital stock of CSGS;

(c)	the Common Stock of CSGS ceases to be publicly traded because of an issuer tender offer or other “going private” transaction (other than a transaction sponsored by the then current management of CSGS);

(d)	CSGS dissolves or sells or otherwise disposes of all or substantially all of its property and assets (other than to an entity or group of entities which is then under common majority ownership (directly or indirectly) with CSGS);

(e)	in one or more substantially concurrent transactions or in a series of related transactions, CSGS directly or indirectly disposes of a portion or portions of its business operations (collectively, the “Sold Business”) other than by ceasing to conduct the Sold Business without its being acquired by a third party (regardless of the entity or entities through which CSGS conducted the Sold Business and regardless of whether such disposition is accomplished through a sale of assets, the transfer of ownership of an entity or entities, a merger, or in some other manner) and either (i) the fair market value of the consideration received or to be received by CSGS for the Sold Business is equal to at least thirty percent (30%) of the market value of the outstanding Common Stock of CSGS determined by multiplying the average of the closing prices for the Common Stock of CSGS on the thirty (30) trading days immediately preceding the date of the first public announcement of the proposed disposition of the Sold Business by the average of the numbers of outstanding shares of Common Stock on such thirty (30) trading days or (ii) the revenues of the Sold Business during the most recent four (4) calendar quarters ended prior to the first public announcement of the proposed disposition of the Sold Business represented thirty percent (30%) or more of the total consolidated revenues of CSGS during such four (4) calendar quarters; or

(f)	during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of CSGS cease, for any reason, to constitute at least a majority of the Board of Directors of CSGS, unless the election or nomination for election of each new director of CSGS who took office during such period was approved by a vote of at least seventy-five percent (75%) of the directors of CSGS still in office at the time of such election or nomination for election who were directors of CSGS at the beginning of such period.

16. Miscellaneous. No provision of this agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and is signed by the Executive and an officer of CSGS (other than the Executive) so authorized by the Board. No waiver by any party to this agreement at any time of any breach by any other party of, or compliance by any other party with, any condition or provision of this agreement to be performed by such other party shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this agreement have been made by any party that are not expressly set forth in this agreement.

17. Representations of Companies. The Companies severally represent and warrant to the Executive that they have full legal power and authority to enter into this agreement, that the execution and delivery of this agreement by the Companies have been duly authorized by their respective boards of directors, and that the performance of their respective obligations under this agreement will not violate any agreement between the Companies, or either of them, and any other person, firm, or organization.

18. Non-Solicitation of Employees. For a period of one (1) year after the effective date of the termination of the Executive’s employment under this agreement for any reason, whether voluntarily or involuntarily and with or without cause, without the prior written consent of CSGS the Executive agrees (i) not to directly or indirectly employ, solicit for employment, assist any other person in employing or soliciting for employment, or advise or recommend to any other person that such other person employ or solicit for employment any person who then is an employee of the Companies (or either of them) or any of the respective subsidiaries of the Companies and (ii) not to recommend to any then employee of the Companies (or either of them) or any of the respective subsidiaries of the Companies that such employee leave the employ of such employer.

19. Post-Termination Noncompetition. Because the Confidential Information known to or developed by the Executive during his employment by the Companies will encompass at the highest level information concerning the plans, strategies, products, operations, and existing and prospective customers of the Companies and their respective subsidiaries and could not practically be disregarded by the Executive, the Executive acknowledges that his provision of executive services to a competitor of the Companies (or either of them) or any of the respective subsidiaries of the Companies soon after the termination of the Executive’s employment by the Companies would inevitably result in the use of the Confidential Information by the Executive in his performance of such executive services, even if the Executive were to use his best efforts to avoid such use of the Confidential Information. To prevent such use of the Confidential Information and the resulting unfair competition and wrongful appropriation of the goodwill and other valuable proprietary interests of the Companies, the Executive agrees that for a period of one (1) year after the termination of his employment by the Companies for any reason, whether voluntarily or involuntarily and with or without cause, the Executive will not, directly or indirectly:

(a)	engage, whether as an employee, agent, consultant, independent contractor, owner, partner, member, or otherwise, in a business activity which then competes in a material way with a business activity then being actively engaged in by the Companies (or either of them) or any of the respective subsidiaries of the Companies;

(b)	solicit or recommend to any other person that such period solicit any then customer of the Companies (or either of them) or any of the respective subsidiaries of the Companies, which customer also was a customer of the

Companies (or either of them) or any of the respective subsidiaries of the Companies at any time during the one (1) year period prior to the termination of the Executive’s employment by the Companies, for the purpose of obtaining the business of such customer in competition with the Companies (or either of them) or any of the respective subsidiaries of the Companies; or

(c)	induce or attempt to induce any then customer or prospective customer of the Companies (or either of them) or any of the respective subsidiaries of the Companies to terminate or not commence a business relationship with the Companies (or either of them) or any of the respective subsidiaries of the Companies.

The Companies and the Executive acknowledge and agree that the restrictions contained in this Paragraph 19 are both reasonable and necessary in view of the Executive’s positions with the Companies and that the Executive’s compensation and benefits under this agreement are sufficient consideration for the Executive’s acceptance of such restrictions. Nevertheless, if any of the restrictions contained in this Paragraph 19 are found by a court having jurisdiction to be unreasonable, or excessively broad as to geographic area or time, or otherwise unenforceable, then the parties intend that the restrictions contained in this Paragraph 19 be modified by such court so as to be reasonable and enforceable and, as so modified by the court, be fully enforced. Nothing contained in this paragraph shall be construed to preclude the investment by the Executive of any of his assets in any publicly owned entity so long as the Executive has no direct or indirect involvement in the business of such entity and owns less than 2% of the voting equity securities of such entity. Nothing contained in this paragraph shall be construed to preclude the Executive from becoming employed by or serving as a consultant to or having dealings with a publicly owned entity one of whose businesses is a competitor of the Companies (or either of them) or any of the respective subsidiaries of the Companies so long as such employment, consultation, or dealings do not directly or indirectly involve or relate to the business of such entity which is a competitor of the Companies (or either of them) or any of the respective subsidiaries of the Companies.

20. Joint and Several Obligations. All of the obligations of the Companies under this agreement are joint and several; and neither the bankruptcy, insolvency, dissolution, merger, consolidation, or reorganization nor the cessation of business or corporate existence of one of the Companies shall affect, impair, or diminish the obligations under this agreement of the other of the Companies. The compensation and benefits to which the Executive is entitled under this agreement are aggregate compensation and benefits, and the payment of such compensation or the provision of such benefits by one of the Companies shall to the extent of such payment or provision satisfy the obligations of the other of the Companies. The Companies may agree between themselves as to which of them will be responsible for some or all of the Executive’s compensation and benefits under this agreement, but any such agreement between the Companies shall not diminish to any extent the joint and several liability of the Companies to the Executive for all of such compensation and benefits.

21. Injunctive Relief. The Executive acknowledges that his violation of the provisions and restrictions contained in Paragraphs 11, 18, and 19 could cause significant injury to the Companies for which the Companies would have no adequate remedy at law. Accordingly, the Executive agrees that the Companies will be entitled, in addition to any other rights and remedies which then may be available to the Companies, to seek and obtain injunctive relief to prevent any breach or potential breach of any of the provisions and restrictions contained in Paragraph 11, 18, or 19.

22. Dispute Resolution. Subject to the provisions of Paragraph 21, any claim by the Executive or the Companies arising from or in connection with this agreement, whether based on contract, tort, common law, equity, statute, regulation, order, or otherwise (a “Dispute”), shall be resolved as follows:

(a)	Such Dispute shall be submitted to mandatory and binding arbitration at the election of either the Executive or the particular Company involved (the “Disputing Party”). Except as otherwise provided in this Paragraph 22, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(b)	To initiate the arbitration, the Disputing Party shall notify the other party in writing within 30 days after the occurrence of the event or events which give rise to the Dispute (the “Arbitration Demand”), which notice shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of any claim, (iii) specify the requested relief, and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) has no past or present relationship with either the Executive or the Companies, and (C) is experienced in representing clients in connection with employment related disputes (the “Basic Qualifications”). Within fifteen (15) days after the other party’s receipt of the Arbitration Demand, such other party shall serve on the Disputing Party a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party, (ii) asserting any counterclaim, which statement shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief, and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within five (5) days thereafter, the two arbitrators so named shall select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationship with the parties’ counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the “Arbitration Panel”), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

(c)	The arbitration hearing shall be held in Denver, Colorado. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this agreement, including, without limitation, the provisions of this Paragraph 22.

(d)	If an arbitrator refuses or is unable to proceed with arbitration proceedings as called for by this Paragraph 22, such arbitrator shall be replaced by the party who selected such arbitrator or, if such arbitrator was selected by the two party-appointed arbitrators, by such two party-appointed arbitrators’ selecting a new third arbitrator in accordance with Paragraph 22(b), in either case within five (5) days after such declining or withdrawing arbitrator’s giving notice of refusal or inability to proceed. Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this Paragraph 22(d) after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Paragraph 22(d) and the Commercial Arbitration Rules of the AAA.

(e)	Within ten (10) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel’s finding of facts and conclusions of law relating to the Dispute, including the reason for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be confidential information.

(f)	The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

(g)	Any award rendered by the Arbitration Panel will be final, conclusive, and binding upon the parties, and any judgment on such award may be entered and enforced in any court of competent jurisdiction.

(h)	Each party will bear a pro rata share of all fees, costs, and expenses of the arbitrators; and, notwithstanding any law to the contrary, each party will bear all of the fees, costs, and expenses of his or its own attorneys, experts, and witnesses. However, in connection with any judicial proceeding to compel arbitration pursuant to this agreement or to enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys’ fees and expenses incurred in connection with such proceedings, in addition to any other relief to which such party may be entitled.

(i)	Nothing contained in the preceding provisions of this Paragraph 22 shall be construed to prevent either party from seeking from a court a temporary restraining order or other injunctive relief pending final resolution of a Dispute pursuant to this Paragraph 22.

23. No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following the termination of his employment by the Companies; and, except as expressly provided in subparagraphs (b)(iv), (d)(i), and (d)(iv) of Paragraph 10, no amount, payment, or benefit due the Executive under this agreement shall be reduced, suspended, or discontinued if the Executive accepts such other employment.

24. Withholding of Taxes. The Companies may withhold from any amounts payable to the Executive under this agreement all federal, state, and local taxes which are required to be so withheld by any applicable law or governmental regulation or ruling.

25. Validity. The invalidity or unenforceability of any provision or provisions of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provision shall remain in full force and effect; nor shall the invalidity or unenforceability of a portion of any provision of this agreement affect the validity or enforceability of the balance of such provision.

26. Counterparts. This document may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

27. Headings. The headings of the paragraphs contained in this document are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this agreement.

28. Applicable Law. This agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Colorado.

IN WITNESS WHEREOF, the Companies and the Executive have executed this agreement on the day and year first above written.

CSG SYSTEMS INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Neal C. Hansen
Neal C. Hansen, Chairman of the
Board and Chief Executive Officer

CSG SYSTEMS, INC., a Delaware corporation

By:	/s/ Neal C. Hansen
Neal C. Hansen, Chairman of the
Board and Chief Executive Officer

/s/ John Bonde
John Bonde